                                                                     Exhibit 4.7
                                                               EXECUTION VERSION

                             DATED 10 FEBRUARY 2004

                               (1) EEIF CZECH N.V.

                  (2) EMERGING EUROPE INFRASTRUCTURE FUND C.V.

                               (3) CLEARWAVE N.V.

                                     - AND -

                    (4) TELESYSTEM INTERNATIONAL WIRELESS INC

                        SHARE SALE AND PURCHASE AGREEMENT

                             GIBSON, DUNN & CRUTCHER

                    A MULTINATIONAL PARTNERSHIP OF SOLICITORS
                         AND REGISTERED FOREIGN LAWYERS

                                 Telephone House
                       2-4 Temple Avenue, London EC4Y 0HB
                       020 7071 4000    020 7071 4244 Fax
                                Ref: 26449-00004

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                                    CONTENTS

CLAUSE SUBJECT MATTER                                                        PAGE
1.       DEFINITIONS AND INTERPRETATION...................................     2
2.       SHARE SALE AND PURCHASE AND USE OF PROCEEDS......................     9
3.       CONDITIONS PRECEDENT.............................................     9
4.       COMPLETION.......................................................    10
5.       WARRANTIES.......................................................    10
6.       TERMINATION......................................................    12
7.       INDEMNIFICATION..................................................    12
8.       COVENANTS........................................................    12
9.       LIMITATIONS ON LIABILITY.........................................    14
10.      NOTICES..........................................................    15
11.      GENERAL PROVISIONS...............................................    17
12.      GOVERNING LAW AND DISPUTE RESOLUTION.............................    19
13.      EXCLUSION OF CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999........    20
SCHEDULE 1................................................................    21
Conditions Precedent......................................................    21
SCHEDULE 2................................................................    25
Documents to be executed and/or delivered at Completion...................    25
SCHEDULE 3................................................................    28
Warranties of ClearWave...................................................    30
SCHEDULE 4................................................................    31
Warranties of EEIF Czech and EEIF CV......................................    31

                                        i
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                        SHARE SALE AND PURCHASE AGREEMENT

DATE:                             10 FEBRUARY 2004

PARTIES:

(1) EEIF CZECH N.V., a corporation duly organized and existing under the laws of the Netherlands Antilles and having its place of business at De Ruyterkade 62 ,Curacao, the Netherlands Antilles ("EEIF CZECH");

(2) EMERGING EUROPE INFRASTRUCTURE FUND C.V., a limited partnership (commanditaire vennootschap) existing under the laws of the Netherlands, with corporate seat in Amsterdam, having its office at 1077 ZX Amsterdam, Strawinskylaan 3105, registered at the Trade Register under number 34122734 ("EEIF CV" and together with EEIF Czech the "SELLERS");

(3) CLEARWAVE N.V., a company organised and existing under the Laws of The Netherlands and having its registered office at World Trade Center, Strawinskylaan 707, 1077 XX Amsterdam, The Netherlands ("CLEARWAVE"); and

(4) TELESYSTEM INTERNATIONAL WIRELESS INC., a company incorporated under the Laws of Canada, having its registered office at 1250 Rene-Levesque Street West, Montreal, Quebec, Canada, H3B 4W8 ("TIW");

RECITAL:

(A) EEIF Czech and EEIF CV are the beneficial owners of 366,867 and 109,238, respectively, convertible Class B preference shares, par value
         (euro)1 per share in the share capital of TIW Czech N.V. a public limited liability company organised and existing under the laws of The Netherlands and having its registered seat at World Trade Center, Strawinskylaan 707, Amsterdam 1077XX, The Netherlands ("TIW CZECH").

(B) The Sellers wish to sell certain of the shares they own in TIW Czech to ClearWave, and ClearWave wishes to purchase such shares, the whole upon the terms and conditions set forth below.

(C) The Sellers wish to use the proceeds from the sale of the shares of TIW Czech under this Agreement to purchase common shares in TIW and TIW wishes to issue and sell such common shares to the Sellers.

(D) The parties acknowledge that the proposed transfer of the shares of TIW Czech under this Agreement is subject to a right of first refusal (the "ROFR RIGHTS") of certain other shareholders of TIW Czech under the terms of a shareholders agreement between ClearWave, TIW, TIW Czech and the Investors (as defined therein) (the "SHAREHOLDERS") dated May 3, 2001 (the "SHAREHOLDERS AGREEMENT") and that the sending of a notice of the proposed share transfer together with a signed copy of this Agreement to the other Shareholders is intended to constitute a valid notice under section 10.1 of the Shareholders Agreement (the "TIW CZECH SHARE TRANSFER NOTICE").

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IT IS AGREED AS FOLLOWS:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following words and expressions have the following meanings:

         Term                           Definition

         "ACCOUNTS"                     TIW's audited accounts for the year
                                        ended 31 December 2002;

         "ACCOUNTS DATE"                31 December 2002;

         "AFFILIATE"                    in relation to a specified person, any
                                        person that, directly or indirectly,
                                        through one or more intermediaries, (a)
                                        owns or Controls the specified person,
                                        (b) is owned or Controlled by the
                                        specified person, or (c) is under common ownership or Control with the specified person, and in the case of a specified person that is an individual, will include such individual's natural children, current spouse and/or natural parents, including any trust established for the benefit of such individual's natural children, current spouse and/or natural parents, where "own" means ownership of more than 50 per cent of the voting interests or rights of the specified person;

         "AGREEMENT"                    this Share Sale and Purchase Agreement;

         "ARTICLES"                     the articles of association of TIW Czech
                                        as amended from time to time;

         "BUSINESS                      DAY" shall be construed as a reference
                                        to a day (other than a Saturday or
                                        Sunday) on which banks and financial
                                        markets are open in the Czech Republic,
                                        the Netherlands and the Province of
                                        Quebec, Canada, for the transaction of
                                        ordinary business;

         "CESKY" Cesky Mobil a.s., a joint stock company, identification number 25788001, with its seat at Vinohradska 167, Prague 10, PSE 100 00, Czech Republic;

         "COMPLETION"                   the completion of the transfer of the
                                        TIW Czech Shares to ClearWave and the
                                        purchase of the TIW Shares by the
                                        Sellers, which shall take place on the
                                        Completion Date by the performance by
                                        the parties of their respective
                                        obligations under Clause 4;

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         "COMPLETION DATE"              As soon as practicable after the date
                                        (being a date not later than the
                                        Termination Date) on which the last of
                                        (a) the conditions referred to in
                                        Schedule 1, Part A have been fulfilled
                                        (or waived by the Sellers under Clause
                                        3.3) and (b) the conditions referred to
                                        in Schedule 1, Part B have been
                                        fulfilled (or waived by the Purchasers
                                        under Clause 3.4) and in any event, no
                                        later than 10:00 a.m. on the fifth
                                        Business Day after such date or such
                                        other time and date as the parties may
                                        agree, provided that, in any event, the
                                        Completion Date shall be no earlier than the earliest date permitted by the Shareholders Agreement, unless all Shareholders have, to the satisfaction of all parties, unconditionally and irrevocably waived all of their rights pursuant to the right of first refusal procedure contained in the Shareholders Agreement in relation to the
                                        Transaction;

         "CONDITIONS"                   the conditions precedent referred to in
                                        Clauses 3.1 and 3.2;

         "CONTROL"                      the possession, directly or indirectly,
                                        or as trustee or executor, of the power
                                        to direct or cause the direction of the
                                        general management and policies of a
                                        person, whether through ownership of
                                        voting securities, as trustee or
                                        executor, by contract or credit
                                        arrangements or otherwise and
                                        "controlled" shall be construed
                                        accordingly;

         "CVMQ"                         the Commission des valeurs mobilieres du
                                        Quebec;

         "DEED OF TRANSFER"             as defined in Schedule 2 Part A;

         "DOLPHIN GROUP"                the Subsidiaries of TIWC Europe B.V.;

         "ENCUMBRANCE"                  (a) a mortgage, charge, pledge, lien,
                                        hypothecation, assignment or deposit by
                                        way of security or other encumbrance of
                                        any kind whatsoever securing any
                                        obligation of any person, (b) any
                                        restriction, right of first refusal or
                                        pre-emption, third party right or
                                        interest, other encumbrance or type of
                                        preferential arrangement (including
                                        conditional sale, title transfer and
                                        retention arrangements) having a similar effect;

         "EXCHANGING SHAREHOLDER"       as defined in Clause 8.3 of the Share
                                        Transfer Agreement;

         "EXIT AGREEMENT"               Amended and Restated Exit Agreement
                                        between Telesystem International
                                        Wireless Corporation N.V., ClearWave
                                        N.V., RomGSM Holdings Limited and the
                                        Investors (as defined therein) dated May
                                        3, 2001;

         "FINANCIAL CONDITION"          the assets, liabilities (including,
                                        without limitation, contingent
                                        liabilities), business, properties,
                                        operations, financial condition or
                                        financial results of the relevant
                                        entity;

         "GAAP"                         generally accepted accounting
                                        principles;

         "GOVERNMENTAL AUTHORITY"       the government of any nation, state,
                                        city, locality or other political
                                        subdivision thereof, any entity
                                        exercising executive, legislative,
                                        judicial, regulatory or administrative
                                        functions and any corporation or other
                                        entity owned or controlled, through
                                        stock or capital ownership or otherwise, by any of the foregoing including, but not limited to, competition and licensing authorities in The
                                        Netherlands, the Czech Republic or
                                        elsewhere;

         "INDEMNITY WARRANTIES"         in respect of TIW, the Warranties given
                                        by TIW in paragraphs 1, 2, 3, 30, 37 and
                                        41 of Part A of Schedule 3 of the Share
                                        Transfer Agreement and in paragraphs 1,
                                        2, 8 and 9 of Part A of Schedule 3
                                        hereof; in respect of ClearWave, the
                                        Warranties given by ClearWave in
                                        paragraphs 1, 2, 3 and 5 of Part B of
                                        Schedule 3; in respect of EEIF Czech,
                                        the Warranties given by EEIF Czech in
                                        paragraphs 1, 2, 3, 5 and 6 of Part A of
                                        Schedule 4; and, in respect of EEIF CV,
                                        the Warranties given by EEIF CV in
                                        paragraphs 1, 2, 3, 4, 5 and 6 of Part B of Schedule 4;

         "LAW" in relation to any person, any law, statute, ordinance, treaty, rule or regulation, and any judgement, decision, award, order, decree, administrative guidance, licence, permit, authorisation, franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to, or binding upon, such person or any of its property or to which such person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein;

         "MAJOR SHAREHOLDERS"           as defined in the Share Transfer
                                        Agreement;

         "MANAGEMENT ACCOUNTS"          TIW's unaudited profit and loss account
                                        for the period ending September 30,
                                        2003;

         "MATERIAL ADVERSE CHANGE"      means, with respect to TIW, any event,
                                        circumstance, condition, fact, effect or other matter which has the effect of preventing in a material and adverse way
                                        TIW from performing and complying with
                                        any of its obligations under this
                                        Agreement or which is reasonably likely
                                        to result in a Material Adverse Effect
                                        and means, with respect to EEIF Czech,
                                        EEIF CV and ClearWave, any event,
                                        circumstance, condition, fact, effect or other matter which has the effect of preventing in a material and adverse way
                                        EEIF Czech, EEIF CV or ClearWave from
                                        performing and complying with any of
                                        their respective obligations under this
                                        Agreement.

         "MATERIAL ADVERSE EFFECT"      any effect that, individually or in the
                                        aggregate with other effects is, or is
                                        reasonably likely to be, materially
                                        adverse to the Financial Condition of
                                        TIW;

         "MOBIFON SHARE TRANSFER"       as defined in the Share Transfer
                                        Agreement;.

         "NASDAQ" Nasdaq SmallCap Market or Nasdaq National Market, as the case may be;

         "OFFERING"                     as defined in Clause 8.9 of the Share
                                        Transfer Agreement;

         "PURCHASERS"                   TIW and ClearWave;

         "QUEBEC ACT"                   as defined in Schedule 1, Part A;

         "QUEBEC REGULATION"            as defined in Schedule 1, Part A;

         "ROFR RIGHTS"                  as defined in Recital (D);

         "ROFR PROCEDURE"               as defined in Schedule 1 Part A;

         "SENIOR MANAGEMENT"            each of Bruno Ducharme, Andre Gauthier
                                        and Margriet Zwarts;

         "SHAREHOLDERS"                 as defined in Recital (D);

         "SHAREHOLDERS AGREEMENT"       as defined in Recital (D);

         "SHARE SALE AND PURCHASE
         DOCUMENTS"                     as defined in Clause 11.2.1

         "SECURITIES LAWS"              means, collectively, the Securities Acts
                                        of the Provinces of Quebec and Ontario
                                        and the rules and regulations made
                                        thereunder, together with applicable
                                        published policy statements and orders
                                        of the securities commission or similar
                                        authority in each of the Provinces of
                                        Ontario and Quebec (the "Regulatory
                                        Authority") and the by-laws, rules and
                                        regulations of the TSX and the Nasdaq,
                                        the 1934 Act and the 1933 Act;

         "SELLERS"                      EEIF Czech and EEIF CV;

         "SHARE TRANSFER AGREEMENT"     means that Share Transfer Agreement
                                        dated as of the date hereof and entered
                                        into among MobiFon Holdings B.V, TIW and
                                        EEIF Melville B.V.

         "SUBSIDIARY"                   means, (i) with respect to any specified
                                        person:

                                        any corporation, association or other
                                        business entity of which (a) more than
                                        50% of the voting power of the
                                        outstanding voting stock is owned,
                                        directly or indirectly, by such person
                                        and one or more other Subsidiaries of
                                        such person or (b) such person and one
                                        or more other Subsidiaries of such
                                        person has the right to appoint or
                                        remove a majority of the members of its
                                        board of directors or, in the case of an entity having a two-level board, the supervisory board; and

                                        (ii) with respect to any partnership,
                                        (a) the sole general partner or the
                                        managing general partner of which is
                                        such person or a Subsidiary of such
                                        person or (b) the only general partners
                                        of which are that person or one or more
                                        Subsidiaries of that person (or any
                                        combination thereof);

         "TAXES" all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or a deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

         "TERMINATION DATE"             30 June 2004, or such later date as the
                                        parties may agree;

         "TIW CZECH"                    as defined in Recital (A);

         "TIW CZECH PROCEEDS"           as defined in Clause 2.2;

         "TIW CZECH SHARES"             as defined in Clause 2.1;

         "TIW CZECH SHARE TRANSFER
         NOTICE"                        as defined in Recital (D);

         "TIW GROUP"                    TIW and its Subsidiaries, excluding the
                                        Dolphin Group;

         "TIW GROUP PUBLIC RECORDS"     as defined in paragraph 39 of Part A of
                                        Schedule 3;

         "TRANSACTION"                  means the transfer of the TIW Czech
                                        Shares to ClearWave and the purchase of
                                        the TIW Shares by the Sellers pursuant
                                        to this Agreement.

         "TRANSFER NOTICE"              as defined in Schedule 1 part A;

         "TSX"                          as defined in Schedule 1 Part A;

         "USD" denotes the lawful currency from time to time of the United States of America; and

         "WARRANTIES"                   the warranties set out in Schedules 3
                                        and 4 hereof, and the warranties given
                                        by TIW in paragraphs 1, 2, 3, 5, 6, 9,
                                        10, 16, 17 and 19 to 42 of Part A of
                                        Schedule 3 of the Share Transfer
                                        Agreement;

         "1933 ACT"                     as defined in Clause 8.3; and

         "1934 ACT"                     as defined in Clause 8.3.

1.2      Interpretation

         Any reference in this Agreement to:

         1.2.1    a "DAY" shall mean a calendar day;

         1.2.2 a "PARTY" or "PARTIES" shall, unless the context otherwise requires, be construed as a reference to a party or the parties (as the case may be) to this Agreement;

         1.2.3 a "PERSON" shall be construed as a reference to any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, company, Governmental Authority or other entity of any kind, and shall include any successor(by merger or otherwise) of such entity; and

         1.2.4 a document expressed to be in the "AGREED FORM" means a document in a form which has been agreed by the parties on or before execution of this Agreement and signed or initialled by them or on their behalf, for the purposes of identification.

1.3      Statutes

         Any references in this Agreement to statutory provisions shall be construed as references to those provisions as modified, amended or re-enacted from time to time.

1.4      Headings

         The Clause and Schedule headings are inserted for convenience of reference only and shall not affect the construction of this Agreement.

1.5      Documents

         Any reference in this Agreement to all or any documents or agreements shall be construed as a reference to those documents or agreements as the same may have been, or may be from time to time, amended, varied, supplemented, restated, novated or replaced in accordance with their respective terms and the terms of this Agreement.

1.6      Clauses and Schedules

         Unless the context otherwise requires, references to Recitals, Clauses and Schedules are references to recitals, clauses hereof and schedules hereto, and references to this Agreement include the Schedules.

1.7      Gender and Plurals

         Any reference to the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa).

1.8      Time

         Any reference to a time of day is a reference to London time.

1.9      References - General

         1.9.1 References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term

         1.9.2 The words "HEREOF", "HEREIN", "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

2.       SHARE SALE AND PURCHASE AND USE OF PROCEEDS

2.1 On and with effect from Completion, the Sellers hereby agree to sell and transfer to ClearWave, and ClearWave hereby agrees to purchase from the Sellers that aggregate number of convertible Class B preference shares of TIW Czech which, after giving effect to the MobiFon Share Transfer and the ROFR Rights, would reduce the Sellers' direct and indirect ownership in TIW Czech to 13.95% of all issued and outstanding shares of TIW Czech at the Completion Date, representing a maximum of 98,500 TIW Czech shares (the "TIW CZECH SHARES").

2.2 As consideration for each TIW Czech Share transferred by the Sellers to ClearWave, ClearWave shall pay to the Sellers or to such Person the Sellers may direct, USD 131.8840 per TIW Czech Share, for a total of up to USD 12,990,600 (the "TIW CZECH PROCEEDS").

2.3 The Sellers hereby agree to purchase that number of common shares of TIW representing an aggregate amount equal to the TIW Czech Proceeds based on a price of USD 7.8703 per share, up to a maximum of 1,650,595 common shares (the "TIW SHARES") and TIW hereby agrees to issue and sell to the Sellers the TIW Shares in consideration for the TIW Czech Proceeds.

2.4 For purpose of clarity, the Sellers acknowledge and agree that the payment by ClearWave of the TIW Czech Proceeds to TIW, as directed by the Sellers pursuant to paragraph 2.4 of Schedule 2 Part B, shall satisfy ClearWave's payment obligation for the TIW Czech Shares under Clause 2.2.

2.5 For purpose of clarity, TIW acknowledges and agrees that the payment by ClearWave of the TIW Czech Proceeds to TIW, or as TIW may direct, shall satisfy the Sellers' payment obligation for the TIW Shares under Clause 2.3.

3.       CONDITIONS PRECEDENT

3.1 The obligation of the Sellers to transfer the TIW Czech Shares to ClearWave under Clause 2 is conditional on the satisfaction of the Conditions set out in Schedule 1 Part A on or before the Termination Date and the payment by ClearWave of the TIW Czech Proceeds to the Sellers, or to such Person as the Sellers may direct, on Completion under Clause 2.

3.2 The obligation of ClearWave to purchase the TIW Czech Shares under Clause 2 is conditional on the satisfaction of the Conditions set out in Schedule 1 Part B on or before the Termination Date.

3.3      The obligation of the Sellers to purchase the TIW Shares under Clause
         2.3 is conditional on the satisfaction of the Conditions set out in
         Schedule 1 Part C on or before the Termination Date and the purchase of the TIW Czech Shares by ClearWave from the Sellers on Completion under Clause 2.

3.4 The obligation of TIW to issue and sell the TIW Shares to the Sellers under Clause 2.3 is conditional on the satisfaction of the Conditions set out in Schedule 1 Part D on or before the Termination Date and the transfer of the TIW Czech Shares by the Sellers to ClearWave on Completion under Clause 2.

3.5 The satisfaction of any Conditions set out in Schedule 1 Part A may be waived (with or without conditions) by the Sellers by written notice to that effect to ClearWave.

3.6 The satisfaction of any Conditions set out in Schedule 1 Part B may be waived (with or without conditions) by ClearWave by written notice to that effect to the Sellers.

3.7 The satisfaction of any Conditions set out in Schedule 1 Part C may be waived (with or without conditions) by the Sellers by written notice to that effect to TIW.

3.8 The satisfaction of any Conditions set out in Schedule 1 Part D may be waived (with or without conditions) by TIW by written notice to that effect to the Sellers.

3.9 The parties shall use their best efforts to ensure that the Conditions are satisfied as soon as possible after the date of this Agreement, and in any event by no later than the Termination Date. For the avoidance of doubt, neither the Sellers nor the Purchasers shall have any obligation whatsoever to use best efforts to procure that the shareholders in TIW Czech either waive or not exercise their ROFR Rights.

3.10 Should any party become aware of anything which will or may prevent any of the Conditions from being satisfied it shall forthwith disclose the same to the other party.

4.       COMPLETION

4.1 Completion shall take place at the offices of Stibbe, Stibbetoren, Strawinskylaan 2001, 1077 ZZ Amsterdam on the Completion Date or at such other place as shall be mutually agreed between the Purchasers and the Sellers when all (but not some only) of the events described in this Clause 4 shall occur.

4.2 At Completion, the Sellers shall deliver to ClearWave those documents and take those actions as set out in Schedule 2 Part B and shall transfer the TIW Czech Shares to ClearWave with full title guarantee, free from any Encumbrances other than those created under the Shareholders Agreement and the Exit Agreement and, together with all rights now or hereafter attaching or accruing thereto, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.

4.3 At Completion, ClearWave shall deliver to the Sellers those documents and take those actions as set out in Schedule 2 Part A and shall pay to the Sellers, or to such Person as the Sellers may direct, the TIW Czech Proceeds.

4.4 At Completion, TIW shall deliver to the Sellers those documents and take those actions as set out in Schedule 2 Part C and shall allot and issue the TIW Shares to the Sellers as validly allotted and issued fully paid and non-assessable common shares of TIW, with full title guarantee, free from any Encumbrances, together with all rights now or hereafter attaching or accruing thereto, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.

5.       WARRANTIES

5.1 TIW makes the Warranties set out in Schedule 3 Part A hereof, and the warranties given by TIW in paragraphs 1, 2, 3, 5, 6, 9, 10, 16, 17 and 19 to 42 of Part A of Schedule 3 of the Share Transfer Agreement, subject to the disclosures set forth in Schedule 6 of the Share Transfer Agreement, to and for the benefit of the Sellers and their successors in title as of the date hereof and as of the Completion Date. TIW and ClearWave, jointly and severally, make the Warranties set out in Schedule 3 Part B to and for the benefit of the Sellers and their successors in title as of the date hereof and as of the Completion Date. The Warranties made by TIW and ClearWave as of the Completion Date shall be made subject to any further disclosures to the Sellers on or before Completion in a form and substance satisfactory to the Sellers. For the avoidance of doubt, any such further disclosures made to the Sellers which are not in a form and substance satisfactory to the Sellers shall entitle the Sellers to elect not to proceed to Completion. For the purposes of repeating the Warranties as of the Completion Date, an express or implied reference in a Warranty to the "date of this Agreement" is to be construed as a reference to the Completion Date.

5.2 EEIF Czech makes the Warranties set out in Part A of Schedule 4 to and for the benefit of the Purchasers and their successors in title as of the date hereof and as of the Completion Date. EEIF CV makes the Warranties set out in Part B of Schedule 4 to and for the benefit of the Purchasers and their successors in title as of the date hereof and as of the Completion Date. The Warranties made by the Sellers as of the Completion Date shall be made subject to any further disclosures made by the Sellers on or before Completion in a form and substance satisfactory to the Purchasers. For the avoidance of doubt, any such further disclosures made to the Purchasers which are not in a form and substance satisfactory to the Purchasers shall entitle the Purchasers to elect not to proceed to Completion. For the purposes of repeating the Warranties as of the Completion Date, an express or implied reference in a Warranty to the "date of this Agreement" is to be construed as a reference to the Completion Date.

5.3 The parties are aware and acknowledge that they have entered into this Agreement in reliance on the Warranties given by each party which have induced it to enter into this Agreement.

5.4 The rights and remedies of a party in respect of any breach of the Warranties by the other party shall not be affected by any information of which such non-breaching party has knowledge (however acquired and whether actual, imputed or constructive) relating to the other party or the transactions contemplated in this Agreement, and shall survive Completion and shall not in any respect be extinguished or affected in any way by Completion. Each of the Purchasers and Sellers acknowledges that, at the date hereof, it does not have knowledge of, nor has it been informed in writing by its advisors that any such advisor is aware of any breach or potential breach of Warranty and such acknowledgement shall be deemed repeated by each party as of the Completion Date.

5.5      Each of the Warranties set out in each paragraph of Schedule 3 and
         Schedule 4 are separate and independent and unless otherwise expressly provided shall not be limited by reference to any other Warranty or anything in this Agreement.

5.6 If in respect of, or in connection with, any breach of any of the Warranties any sum payable by way of compensation is subject to Taxes (which definition shall, for the purpose of this Clause 5.6 only, not include tax on net income), then any such further amount shall be paid so as to secure that the net amount received is equal to the amount of compensation due to it in respect of such breach, less any sums recovered under insurance policies held by the party not in breach.

6.       TERMINATION

6.1 If, on or before the Completion Date, either (i) the Purchasers consider that either EEIF CV or EEIF Czech are in breach of a Warranty or another provision of this Agreement, the effect of which is to give rise to a Material Adverse Change, then the Purchasers may by written notice to the Sellers elect to proceed to Completion or terminate this Agreement; or (ii) the Sellers consider that either ClearWave or TIW is in breach of a Warranty or another provision of this Agreement, the effect of which is to give rise to a Material Adverse Change, then the Sellers may by written notice to the Purchasers elect to proceed to Completion or terminate this Agreement.

6.2 If Completion does not occur on or before the Termination Date this Agreement shall terminate.

6.3 If either the Purchasers or Sellers terminate this Agreement pursuant to Clause 6.1 or this Agreement terminates automatically by virtue of Clause 6.2, each party's further rights and obligations cease immediately on termination, provided however, that (i) termination does not affect a party's accrued rights and obligations at the date of termination and that Clauses 10 (Notices), 11.2 (Entire Agreement), 12 (Governing Law and Dispute Resolution) and 13 (Exclusion of Contract (Rights of Third Parties) Act 1999) shall survive beyond such termination.

6.4 Except as set out in this Clause 6, no party may terminate or rescind this Agreement, either before or after Completion.

7.       INDEMNIFICATION

         Without diminishing the obligations of any party to mitigate any loss, in the event that any of the Indemnity Warranties are breached by the Purchasers or Sellers (the "BREACHING PARTY") respectively, the Breaching Party agrees to indemnify the other party (the "NON-BREACHING PARTY") from and against:

                  (a) the entirety of any losses, excluding any consequential losses, which the Non-Breaching Party actually suffers and which result from, arise out of, relate to or are caused by the breach of an Indemnity Warranty; and

                  (b) all direct costs which the Non-Breaching Party may incur whether before or after the start of an action in connection with (i) the settlement of a claim against the Breaching Party in respect of a breach or an alleged breach of an Indemnity Warranty or the enforcement of a settlement; and (ii) legal proceedings against the Breaching Party in respect of a breach or an alleged breach of an Indemnity Warranty in which judgement is given for the Non-Breaching Party or the enforcement of the judgement.

8.       COVENANTS

8.1      PRE-COMPLETION COVENANTS

         8.1.1 Between the date hereof and the Completion Date, each party hereto covenants and agrees that it shall promptly notify the other parties of the occurrence, or non-occurrence of any event, which would be likely to cause any Conditions to be satisfied by it not to be satisfied;

         8.1.2 The Sellers hereby covenant and agree that they will send the TIW Czech Share Transfer Notice to the other Shareholders as soon as practicable after the date hereof and in any event, no later than the third Business Day thereafter.

8.2 BUSINESS OF TIW. TIW covenants and agrees that it shall act in accordance with the terms and conditions of Clause 8.2.1 to 8.2.5 of the Share Transfer Agreement.

8.3      RULE 144 INFORMATION RIGHTS. At any time when TIW is neither subject to
         Section 13 or 15(d) of the United States Securities Exchange Act of 1934 (the "1934 ACT"), nor exempt from the filing requirements of the 1934 Act pursuant to Rule 12g3-2(b) thereunder, TIW agrees to furnish holders and prospective purchasers of TIW Shares with the information required by Rule 144A(d)(4) under the United States Securities Act of 1933 (the "1933 ACT").

8.4      TIW SHARES.

         8.4.1 TIW hereby covenants and agrees that it will use its best efforts to obtain the acceptance for listing of the TIW Shares on the TSX as soon as possible.

         8.4.2    The Sellers hereby covenant and agree that:

                  (a) if required by any applicable securities laws or regulations, they will assist TIW and ClearWave, as the case may be, in filing such reports, undertakings and other documents with respect to the purchase of the TIW Czech Shares and the issue of the TIW Shares as may be required of TIW and ClearWave, as the case may be, by any relevant securities commission or other regulatory authority, it being understood that TIW will be solely responsible for all expenses associates with such filings.

                  (b) they will not resell the TIW Shares in Canada or in the United States except in accordance with Securities Laws.

8.5 CHANGE OF CONTROL. TIW covenants and agrees that if, between the date hereof and Completion, TIW or its shareholders enter into an agreement or series of related agreements, whether by way of a take-over bid, a merger or otherwise, the result of which would be that any "person" or "group" (as that term is used in Section 13(d)(3) of the 1934 Act) other than the Major Shareholders when taken as a group, becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50% of the common shares of TIW or otherwise acquires Control of TIW, TIW will ensure that the Sellers participates in such transaction on the same proportionate terms and conditions as if they had completed the TIW Czech Share Transfer.

8.6      LOCK-UP. The Sellers covenant and agree to not, directly or indirectly,
         (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common shares of TIW (including, without limitation, common shares of TIW that may be deemed to be beneficially owned by the Sellers in accordance with the rules and regulations of the United States Securities and Exchange Commission and common shares of TIW that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for common shares of TIW owned by the Sellers on the consummation of the TIW Czech Share Transfer, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such common shares of TIW, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares of TIW or other securities, in cash or otherwise, for a period of six (6) months from the Completion Date, without the prior written consent of TIW, unless it does so in accordance with applicable Securities Laws and (i) pursuant to their tag-along right under section 6.1 of the Investor Rights Agreement, substantially in the form attached as Schedule 7 of the Share Transfer Agreement; (ii) pursuant to their piggyback registration rights under section 3 of the Registration Rights Agreement, substantially in the form attached as Schedule 8 of the Share Transfer Agreement; or (iii) if TIW acquires Shares from an Exchanging Shareholder for total or partial cash consideration (except under an Offering), provided that EEIF will only be released from this lock-up provision with respect to the percentage of common shares of TIW that EEIF holds that is equal to the percentage of Shares of the Exchanging Shareholder that is purchased for cash by TIW.

9.       LIMITATIONS ON LIABILITY

9.1 The parties shall not be liable to any other party hereto in respect of a claim for breach of the Warranties or any other provision of this Agreement (a "RELEVANT CLAIM") unless and until (i) such Relevant Claim is capable of being quantified or is ascertained or ascertainable at the time of the Relevant Claim; (ii) the amount that would otherwise be recoverable from the Purchasers or the Sellers, as the case may be (but for this Clause 9.1) in respect of that claim, when aggregated with any other amount or amounts recoverable in respect of other claims of such party under this Agreement or the Share Transfer Agreement, exceeds USD 1,000,000 and (iii) the amount of each such claim exceeds USD 100,000; provided that the Purchasers' joint total liability, and the Sellers' joint total liability shall, respectively, be limited to USD 42,500,000, in respect of all claims under this Agreement and the Share Transfer Agreement.

9.2 No party shall be liable in respect of a Relevant Claim unless the party intending to bring a claim has given the party in breach written notice of that Relevant Claim as soon as is reasonably practicable after becoming aware of such claim, stating in reasonable detail the nature of the claim and, if practicable, the amount claimed:

         9.2.1 in respect of a claim for breach of Warranty by TIW relating to Taxes on or before the later of the expiry of the applicable limitation or prescription period provided under applicable Law;

         9.2.2 in respect of another claim, on or before the later of April 30, 2005 or 60 days after TIW's audited accounts for the year ended 31 December 2004 have been released.

9.3 Neither party shall be liable to the other party in respect of any Relevant Claim (if not previously satisfied, settled or withdrawn) unless the other party has referred such claim to arbitration in accordance with Clause 12.2, within twelve months of the service of notice of that Relevant Claim under Clause 10.2.

9.4 The Purchasers shall not be liable in respect of a Relevant Claim if and to the extent that the Accounts or the Management Accounts make an adequate allowance, provision or reserve in respect of the matter giving rise to the Relevant Claim or was referred to in the notes to the Accounts or the controller's report on the Management Accounts, a true and complete copy of which have been delivered to the Sellers and have been initialled for the purposes of identification.

9.5 No party shall be liable to the extent that the matter giving rise to the claim arises as a consequence of any breach by the party seeking to enforce the claim of its obligations under this Agreement.

9.6 The parties agree that, in respect of any matter which may give rise to a liability under this Agreement including a claim under this Agreement no such liability shall be met more than once.

9.7 Save for the notice requirement under Clause 9.2, this Clause 9 does not apply in respect of a claim involving or relating to breach of an Indemnity Warranty.

10.      NOTICES

10.1 Any notice, communication or other document required to be given or served under this Agreement ("NOTICE") shall be in writing in English duly signed by or on behalf of the party giving it and may be delivered to any party by sending it by commercial courier or by facsimile to such party (with a copy by e-mail at the sole discretion of the party giving the Notice and provided that a failure to send a copy by e-mail shall not otherwise invalidate such Notice) at its address set forth below (or at its new address, as notified to each of the other parties in writing in accordance with this Clause):

         10.1.1   in the case of EEIF Czech, to:

                  c/o Citco Trust Curacao
                  De Ruyterkade 62
                  Curacao, the Netherlands Antilles

                  Tel: +599 9732 2590
                  Fax: +599 9732 2542
                  Attn: Carlos Fitte

                  With a copy to:

                  Emerging Markets Partnership (Europe) Limited
                  161, Brompton Road
                  London SW3 1EX
                  United Kingdom

                  Tel:  +44 20 7886 3600
                  Fax:  +44 20 7886 3639
                  Attn: Colin Hewett

         10.1.2   in the case of EEIF C.V., to:

                  c/o American International Company Limited
                  P.O. Box HM 152, Hamilton HM HX
                  29 Richmond Road,
                  Pembroke HM 08, BERMUDA

                  Phone: +441 295-2121
                  Fax:   +441 295-3114
                  Attn:  L. Michael Murphy or Suzanne Wylie

                  With a copy to:

                  Emerging Markets Partnership (Europe) Limited
                  161, Brompton Road
                  London SW3 1EX
                  United Kingdom

                  Tel:  +44 20 7886 3600
                  Fax:  +44 20 7886 3639
                  Attn: Colin Hewett

         10.1.3   in the case of TIW, to:

                  Telesystem International Wireless Inc.
                  1250 Rene Levesque Street West, 38th Floor
                  Montreal, Quebec
                  Canada H3B 4W5

                  Tel:  +1 514 673 8497
                  Fax:  +1 514 673 8314
                  Attn: General Counsel

         10.1.4   9.1.3 In the case of ClearWave, to:

                  c/o Telesystem International Wireless Inc.
                  1250 Rene Levesque Street West, 38th Floor
                  Montreal, Quebec
                  Canada H3B 4W5

                  Tel:  +1 514 673 8497
                  Fax:  +1 514 673 8314
                  Attn: General Counsel

10.2 Any Notice given by commercial courier shall be deemed to have been delivered on the second Business Day following the date it is dispatched and any Notice given by facsimile shall be deemed to have been delivered on the date that the facsimile is dispatched and confirmation of receipt (electronic or otherwise) is received and provided that if deemed receipt occurs before 9.00 a.m. on a Business Day the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

10.3 Any Notice given by either Seller to either Purchaser will be deemed to be given to both Purchasers and any Notice given to either Seller by either Purchaser will be deemed to be given by both Purchasers.

11.      GENERAL PROVISIONS

11.1     Successors and Assigns

         No party shall be entitled to assign any of its rights and obligations under this Agreement without the prior written consent of each of the other parties, provided, however, that either party may assign any of its rights and obligations under this Agreement to one or more of its Affiliates. This Agreement shall be binding upon the parties and their respective successors and permitted assigns.

11.2     Entire Agreement

         11.2.1 This Agreement and the documents which are required by its terms to be entered into by the parties or any of them or which are referred to in this Agreement (together the "SHARE SALE AND PURCHASE DOCUMENTS") constitute the entire agreement and understanding of the parties in connection with the exchange of the shares and other matters described in them and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

         11.2.2 Each party acknowledges and agrees that it has not entered into the Share Sale and Purchase Documents or any of them in reliance on any agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever (whether or not in writing, whether express or implied, and whether or not in draft form) made or given by any person at any time prior to the execution of this Agreement in connection with the transactions described in the Share Sale and Purchase Documents (a "PRE-CONTRACTUAL STATEMENT"), which is not expressly set out in the Share Sale and Purchase Documents (or any of them). Each party irrevocably and unconditionally waives any claims, rights or remedies which it may otherwise have in relation to a Pre-Contractual Statement;

                  provided always that this Clause 11.2 shall not exclude or limit any liability or any right which any party may have in respect of a Pre-Contractual Statement made or given fraudulently or dishonestly in circumstances where there has been wilful concealment.

11.3     Amendments

         Any amendment of or to any provision of this Agreement shall be effective only if it is made or given in writing and signed by all the parties hereto.

11.4     Waiver

         No delay or failure by any party to this Agreement to exercise any of its powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. No waiver by a party of any breach by the other party of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement.

11.5     Time of essence

         Time is of the essence of this Agreement in respect of any date or period mentioned in this Agreement and any date or period substituted by written agreement between the parties or otherwise.

11.6     Partnership

         Nothing in this Agreement shall be deemed to constitute a partnership between the parties (or any of them) nor constitute any party the agent of any other party (unless otherwise expressly provided) or otherwise entitle any party to have authority to bind any other party for any purpose.

11.7     Disclosure

         The parties acknowledge that a letter agreement was signed on 4 November 2003, pertaining to the treatment of confidential information, which forms an integral part hereof (the "NON-DISCLOSURE AGREEMENT"). The parties further acknowledge that (i) the terms and conditions of this Agreement are strictly confidential and agree to hold such terms and conditions in strict confidence and not to disclose them to any person, except as may be otherwise permitted by this Agreement or required by law (including without limitation any order of a court of competent jurisdiction) or by the rules of any recognized stock exchange, or governmental or other regulatory body, other than their respective shareholders, employees and representatives, it being understood that the disclosing party shall have the obligation to inform any person to whom the terms and conditions of this Agreement are disclosed of the confidential nature thereof; and (ii) neither party shall make any announcement with regard to the this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other party hereto.

11.8     Further Assurances

         Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

11.9     Invalidity of Provision

         The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

11.10    Counterparts

         This Agreement may be executed in any number of counterparts or facsimile duplicates each of which shall be an original but such counterparts or facsimile duplicates shall together constitute one and the same agreement.

11.11    Costs

         The Sellers and the Purchasers shall each be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and execution of this Agreement and the finalization of the transactions contemplated hereby provided however that TIW shall be responsible for (i) all expenses relating to the fulfilment of the conditions provided in Schedule 1, Part A, paragraphs 2 and 3.

12.      GOVERNING LAW AND DISPUTE RESOLUTION

12.1     English Law

         This Agreement shall be governed by, and construed in all respects in accordance with, the laws of England.

12.2     Arbitration

         Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this Clause.

         12.2.1   The number of arbitrators shall be 3 (three).

         12.2.2   The seat, or legal place, of arbitration shall be London.

         12.2.3 The language to be used in the arbitral proceedings shall be English.

         12.2.4 Notwithstanding the above, any of the interim or conservatory measures of the parties arising out of or relating to this Agreement may, at the option of any of the parties, be enforced by the parties in the courts of England or in any other courts having jurisdiction. The Purchasers hereby irrevocably designate, appoint and empower Law Debenture Corporate Services Limited at its registered office (being, on the date hereof, at 100 Wood Street, 5th Floor, London EC2V 7EX, England), to act as their authorised agent to receive service of process and any other legal summons in England. The Sellers hereby irrevocably designate, appoint and empower Emerging Markets Partnership (Europe) Limited at its place of business (being, on the date hereof, at 161 Brompton Road, London SW3 1EX) to act as their authorised agent to receive service of process and any other legal summons in England.

                  Each of the parties covenants and agrees that, so long as it has any obligation under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in any legal action or proceeding brought by the other parties in England in respect of this Agreement and shall keep the parties advised of the identity and location of such agent.

         12.2.5 Each of the parties represents and warrants to the other parties that this Agreement and their obligations hereunder are commercial obligations, and confirm that they are not entitled to claim immunity from legal proceedings in an action brought for the enforcement of this Agreement.

13.      EXCLUSION OF CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

IN WITNESS WHEREOF, the parties hereto, being duly authorised, intending to be legally bound, have caused this Agreement to be duly executed and delivered as a deed on the date first above written.

                                   SCHEDULE 1

                              CONDITIONS PRECEDENT

                                     PART A

CONDITIONS IN FAVOUR OF THE SELLERS FOR THE TRANSFER OF THE TIW CZECH SHARES:

         1. There is no order of any court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Law which, would prevent the transfer of the TIW Czech Shares or material compliance by the parties of their obligations under this Agreement.

         2. The TIW Czech Transfer Notice shall have been duly given in accordance with the provisions of the Shareholders Agreement and either (i) completion of the right of first refusal procedure contained in the Shareholders Agreement (the "ROFR PROCEDURE") shall have occurred or (ii) all Shareholders shall have unconditionally and irrevocably waived, in a manner satisfactory to the Sellers, all of their rights pursuant to the ROFR Procedure in relation to the transfers of the TIW Czech Shares contemplated by this Agreement.

         3. TIW has obtained conditional listing approval and acceptance of the private placement notice from the Toronto Stock Exchange (the "TSX") and similar approvals from Nasdaq, as may be required, for the issuance of the TIW Shares under the Transaction.

         4. The Commission des valeurs mobilieres du Quebec ("CVMQ") has not objected to the information filed by TIW under Section 12 of the Securities Act (Quebec) (the "QUEBEC ACT") and section 115 of the regulation respecting securities (Quebec) (the "QUEBEC REGULATION") in connection with the issuance of the TIW Shares or, if the CVMQ has objected to the information filed by TIW and required the filing of a prospectus to qualify the issuance of such TIW Shares, then TIW shall have filed such prospectus with the CVMQ on or before the Completion Date.

         5.       The MobiFon Share Transfer shall have been completed.

                                     PART B

CONDITIONS IN FAVOUR OF CLEARWAVE FOR THE PURCHASE OF THE TIW CZECH SHARES:

         1. There is no order of any court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Law which would prevent the purchase of the TIW Czech Shares or material compliance by the parties of their respective obligations under this Agreement.

         2. The TIW Czech Transfer Notice shall have been duly given in accordance with the provisions of the Shareholders Agreement and either (i) completion of the ROFR Procedure shall have occurred or (ii) all Shareholders shall have unconditionally and irrevocably waived, in a manner satisfactory to ClearWave, all of their rights pursuant to the ROFR Procedure in relation to the transfers of the TIW Czech Shares contemplated by this Agreement.

         3. TIW has obtained conditional listing approval and acceptance of the private placement notice from the TSX and similar approvals from Nasdaq, as may be required, for the issuance of the TIW Shares under the Transaction.

         4. The CVMQ has not objected to the information filed by TIW under Section 12 of the Quebec Act and section 115 of the Quebec Regulation in connection with the issuance of the TIW Shares or, if the CVMQ has objected to the information filed by TIW and required the filing of a prospectus to qualify the issuance of such TIW Shares, then TIW shall have filed such prospectus with the CVMQ on or before the Completion Date.

         5.       The MobiFon Share Transfer shall have been completed.

                                     PART C

CONDITIONS IN FAVOUR OF THE SELLERS FOR THE PURCHASE OF THE TIW SHARES:

         1. There is no order of any court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Law which would prevent the issue of the TIW Shares, or material compliance by the parties of their obligations under this Agreement.

         2. TIW has obtained conditional listing approval and acceptance of the private placement notice from the TSX and similar approvals from Nasdaq, as may be required, for the issuance of the TIW Shares under the Transaction.

         3. The CVMQ has not objected to the information filed by TIW under Section 12 of the Quebec Act and section 115 of the Quebec Regulation in connection with the issuance of the TIW Shares or, if the CVMQ has objected to the information filed by TIW and required the filing of a prospectus to qualify the issuance of such TIW Shares, then TIW shall have filed such prospectus with the CVMQ on or before the Completion Date.

                                     PART D

CONDITIONS IN FAVOUR OF TIW FOR THE ISSUANCE AND SALE OF THE TIW SHARES:

         1. There is no order of any court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Law which would prevent the issue of the TIW Shares, or material compliance by the parties of their respective obligations under this Agreement.

         2. TIW has obtained acceptance of the private placement notice from the TSX for the issuance of the TIW Shares under the Transaction.

         3. The CVMQ has not objected to the information filed by TIW under Section 12 of the Quebec Act and section 115 of the Quebec Regulation in connection with the issuance of the TIW Shares or, if the CVMQ has objected to the information filed by TIW and required the filing of a prospectus to qualify the issuance of such TIW common shares, TIW will have filed such prospectus with the CVMQ on or before the Completion Date.

                                   SCHEDULE 2

             DOCUMENTS TO BE EXECUTED AND/OR DELIVERED AT COMPLETION

                                     PART A

DOCUMENTS TO BE EXECUTED AND/OR DELIVERED BY CLEARWAVE:

1. Deliver to the Sellers as evidence of the authority of each person executing this Agreement and/or a document referred to in this schedule on ClearWave's behalf:

         1.1 a copy of or extract from the minutes of a duly held meeting of the directors or governing body of ClearWave authorising the execution of the Agreement and conferring the authority to the signatory to sign on ClearWave's behalf, certified to be a true copy by the secretary or managing director of ClearWave;

         1.2 a power of attorney conferring the authority to sign the Deed of transfer on ClearWave's behalf.

2.       Deliver to the Sellers:

2.1      a certificate of an officer of ClearWave in the agreed form confirming
         (i) the accuracy of the Warranties in Schedule 3 Part B as at Completion and (ii) there has not occurred any Material Adverse Change since the date of this Agreement; and

2.2 a legal opinion issued by Stibbe and addressed to the Sellers in relation to ClearWave in the agreed form.

3. Execute and deliver a deed of transfer to be executed between ClearWave and the Sellers before a public notary to effect the transfer of the TIW Czech Shares as provided in this Agreement (the "Deed of Transfer").

                                     PART B

DOCUMENTS TO BE EXECUTED AND/OR DELIVERED BY THE SELLERS:

1. Deliver to the Purchasers as evidence of the authority of each person executing this Agreement and/or a document referred to in this schedule on the Sellers' behalf:

1.1 a copy of or extract from the minutes of a duly held meeting of the directors or governing body of EEIF Czech authorising the execution of this Agreement, certified to be a true copy by secretary or a director of EEIF Czech;

1.2 a copy of or extract from the minutes of a duly held meeting of the directors or governing body of EEIF CV authorising the execution of this Agreement, certified to be a true copy by secretary or a director of EEIF CV;

1.3 powers of attorney conferring the authority to sign the Agreement and the Deed of transfer on EEIF Czech's behalf; and

1.4 powers of attorney conferring the authority to sign the Agreement and the Deed of transfer on EEIF CV's behalf.

2.       Deliver to the Purchasers:

2.1 a statement signed by an authorised representative of EEIF Czech confirming that EEIF Czech has complied with all applicable ROFR Procedures;

2.2 a statement signed by an authorised representative of EEIF CV confirming that EEIF CV has complied with all applicable ROFR Procedures;

2.3      a certificate of an officer of EEIF Czech in the agreed form confirming
         (i) the accuracy of the Warranties in Schedule 4 as at Completion and
         (ii) there has not occurred any Material Adverse Change since the date of this Agreement;

2.4      a certificate of an officer of EEIF CV in the agreed form confirming
         (i) the accuracy of the Warranties in Schedule 4 as at Completion and
         (ii) there has not occurred any Material Adverse Change since the date of this Agreement;

2.5 a legal opinion issued by Houthoff and addressed to the Purchasers in relation to EEIF Czech in form and substance satisfactory to the Purchasers acting reasonably;

2.6 a legal opinion issued by Houthoff and addressed to the Purchasers in relation to EEIF CV in form and substance satisfactory to the Purchasers acting reasonably;

2.7 A statement signed by an authorised representative of each of the Sellers giving instructions to ClearWave to pay the TIW Czech Proceeds to TIW, or as TIW may direct, as satisfaction of ClearWave's obligations under Clause 2.2.

3.       Execute and deliver the Deed of Transfer.

4. Endorse and deliver the share certificate representing the TIW Czech Shares to ClearWave.

                                     PART C

DOCUMENTS TO BE EXECUTED AND/OR DELIVERED BY TIW:

1. Deliver to the Sellers as evidence of the authority of each person executing this Agreement and/or a document referred to in this schedule on TIW's behalf, a copy of or extract from the minutes of a duly held meeting of the board of directors authorising the execution of the Agreement and conferring the authority to the signatory to sign on TIW's behalf, certified to be a true copy by the secretary of TIW.

2.       Deliver to the Sellers:

2.1 a certificate of an officer of TIW in the agreed form confirming (i) the accuracy of the Warranties in Schedule 3 Part A as at Completion and (ii) there has not occurred any Material Adverse Change since the date of this Agreement; and

2.2 legal opinions issued by Fasken Martineau DuMoulin and addressed to the Sellers in relation to TIW in form and substance satisfactory to the Sellers acting reasonably;.

3. Deliver the share certificate(s) in relation to the TIW Shares, which certificates evidence the transfer restrictions provided for under Clause 8.6.

                                   SCHEDULE 3

                                     PART A

WARRANTIES OF TIW:

1. TIW has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement.

2. The execution, delivery and performance by TIW of this Agreement and the transactions contemplated hereby:

2.1 have been or will be, on or prior to Completion, duly authorised by all necessary corporate actions;

2.2      will not contravene the terms of its constitutional documents;

2.3 will not violate, conflict with or result in any breach or contravention of, any contractual obligation, or any consents, approvals, orders or authorisations referred to in paragraph 3 of this
         Schedule 3;

2.4 will not cause TIW to breach or constitute a default under any agreement, instrument or arrangement, whether binding or not, to which it is a party, or any order, judgement or decree of any court or Governmental Authority to which it is a party or otherwise bound;

2.5 will not result in the creation of any Encumbrance over any of the TIW Shares, other than any Encumbrance created by the Sellers or their Affiliates;

2.6 will not result in any indebtedness of TIW or any of its Subsidiaries becoming due or capable of being declared due and payable prior to its stated maturity; and

2.7      will not violate any Law binding upon it.

3. No approval, consent, licence, exemption, authorisation, order, registration, qualification or other action by, or notice to, or filing with, any Governmental Authority or any other person in respect of any Law, and no lapse or waiting period under any Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the transfer and delivery of the TIW Shares) by, or enforcement against TIW of this Agreement or the transactions contemplated hereby or any other related documents,, except such consents, approvals, authorisations or filings that have been obtained or made and except for those provided in Schedule 1 of this Agreement.

4. TIW is a "foreign issuer" within the meaning of Regulation S of the 1933 Act and agrees to notify the Sellers as soon as practicable upon it becoming a "domestic issuer", as those terms are defined in Regulation S.

5. Subject to the truth and accuracy of the Purchasers' and the Sellers' warranties set forth in Schedules 3 and 4 hereof, respectively, and subject to the restrictions on transfer imposed by Clause 8.6, the TIW Shares will be freely transferable on the TSX through an appropriately registered dealer in Canada, provided that the Sellers comply with the resale requirements set forth in section 2.6(3) of Multilateral Instrument 45-102 - Resale of Securities.

6. Subject to the truth and accuracy of the Sellers' warranties set forth in Schedule 4 hereof, the offer, sale and issuance by TIW of the TIW Shares pursuant to this Agreement is exempt from the registration requirements of the 1933 Act. None of TIW, its Subsidiaries or any person acting on its or their behalf has offered or will offer to sell any of the TIW Shares by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act) or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act.

7. TIW does not have any obligation to pay any person any finder's or other fee or commission (other than as provided in this Agreement) in connection with this Agreement or the transactions to be executed thereunder, other than fees and commission payable to Lazard Freres & Co. LLC and Lazard & Co., Limited.

8. This Agreement constitutes the legal, valid and binding obligations of TIW, enforceable against TIW in accordance with its terms (assuming due execution and delivery by the Sellers) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

9. TIW is entitled to issue the TIW Shares and to transfer the full legal and beneficial ownership of the TIW Shares under the terms of this Agreement free from any Encumbrance, other than those created by the Sellers and their Affiliates and those transfer restrictions created by Clause 8.6, and when issued, the TIW Shares will be fully paid, non-assessable common shares of TIW.

                                     PART B

WARRANTIES OF CLEARWAVE

1. ClearWave is a limited company duly formed and validly existing under the laws of the Netherlands.

2. ClearWave has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement.

3. The execution, delivery and performance by ClearWave of this Agreement and the transactions contemplated hereby:

3.1 have been or will be, on or prior to Completion, duly authorised by all necessary corporate actions;

3.2      will not contravene the terms of its constitutional documents;

3.3 will not violate, conflict with or result in any breach or contravention of, any contractual obligation, or any consents, approvals, orders or authorisations referred to in Part B of this
         Schedule 3;

3.4 will not cause ClearWave to breach or constitute a default under any agreement, instrument or arrangement, whether binding or not, to which it is a party, or any order, judgement or decree of any court or Governmental Authority to which it is a party or otherwise bound;

3.5 will not result in any indebtedness of ClearWave or any of its Subsidiaries becoming due or capable of being declared due and payable prior to its stated maturity; and

3.6      will not violate any Law binding upon it.

4. No approval, consent, licence, exemption, authorisation, order, registration, qualification or other action by, or notice to, or filing with, any Governmental Authority or any other person in respect of any Law, and no lapse or waiting period under any Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against ClearWave of this Agreement or the transactions contemplated hereby or any other related documents, except such consents, approvals, authorisations or filings that have been obtained or made, or are listed in Schedule 1 of this Agreement.

5. This Agreement constitutes the legal, valid and binding obligations of ClearWave, enforceable against ClearWave in accordance with its terms (assuming due execution and delivery by the Sellers) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                                   SCHEDULE 4

                                     PART A

WARRANTIES OF EEIF CZECH

1. EEIF Czech is a corporation duly organized and validly existing under the laws of the Netherlands Antilles.

2. EEIF Czech has the power and authority to execute, deliver and perform its obligations under this Agreement.

3. As of 9 February 2004, EEIF Czech is the full legal owner of 366,867 convertible Class B preference shares in the share capital of TIW Czech and as of the date of this Agreement EEIF Czech is entitled to sell and transfer up to 76,117 shares of the TIW Czech Shares and the full legal and beneficial ownership of the such shares on the terms of this Agreement free from any Encumbrance, other than those created under or pursuant to the Shareholders Agreement and the Exit Agreement, and no consent of any third party is required in relation to the transfer.

4. The execution, delivery and performance by EEIF Czech of this Agreement and the transactions contemplated hereby:

4.1 have been or will be, on or prior to Completion, duly authorised by all necessary corporate action;

4.2      will not contravene the terms of its constitutional documents;

4.3 will not cause EEIF Czech to breach or constitute a default under any agreement, instrument or arrangement, whether binding or not, to which it is a party, or any order, judgement or decree of any court or governmental agency to which it is a party to by which it is bound; and

4.4      will not violate any Law binding upon it.

5. No approval, consent, licence, exemption, authorisation, order, registration, qualification or other action by, or notice to, or filing with, any Governmental Authority or any other person in respect of any Law, and no lapse or waiting period under any Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against EEIF Czech of this Agreement or the transactions (including, without limitation, the transfer and delivery of the TIW Czech Shares) contemplated hereby and thereby or any other related documents, except such consents, approvals, authorisations or filings that have been obtained or made, or are listed in Schedule 1 of this Agreement.

6. This Agreement constitutes the legal, valid and binding obligations of EEIF Czech, enforceable against EEIF Czech in accordance with its terms (assuming due execution and delivery by the Purchasers) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                                     PART B

Warranties of EEIF CV

1. EEIF CV is a limited partnership (commanditaire vennootschap) duly organized and validly existing under the laws of the Netherlands.

2. EEIF CV has the power and authority to execute, deliver and perform its obligations under this Agreement.

3. As of 9 February 2004 EEIF CV is the full legal owner of 109,238 convertible Class B preference shares in the share capital of TIW Czech and as of the date of this Agreement EEIF CV is entitled to sell and transfer up to 22,383 shares of the TIW Czech Shares and the full legal and beneficial ownership of the such shares on the terms of this Agreement free from any Encumbrance, other than those created under or pursuant to the Shareholders Agreement and the Exit Agreement, and no consent of any third party is required in relation to the transfer.

4. The execution, delivery and performance by EEIF CV of this Agreement and the transactions contemplated hereby:

4.1 have been or will be, on or prior to Completion, duly authorised by all necessary corporate action;

4.2      will not contravene the terms of its constitutional documents;

4.3 will not cause EEIF CV to breach or constitute a default under any agreement, instrument or arrangement, whether binding or not, to which it is a party, or any order, judgement or decree of any court or governmental agency to which it is a party to by which it is bound; and

4.4      will not violate any Law binding upon it.

5. No approval, consent, licence, exemption, authorisation, order, registration, qualification or other action by, or notice to, or filing with, any Governmental Authority or any other person in respect of any Law, and no lapse or waiting period under any Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against EEIF CV of this Agreement or the transactions (including, without limitation, the transfer and delivery of the TIW Czech Shares) contemplated hereby and thereby or any other related documents, and the ownership of its properties and assets, except such consents, approvals, authorisations or filings that have been obtained or made, or are listed in Schedule 1 of this Agreement.

6. This Agreement constitutes the legal, valid and binding obligations of EEIF CV, enforceable against EEIF CV in accordance with its terms (assuming due execution and delivery by the Purchasers) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

EXECUTED and DELIVERED                     )
as a DEED for and on behalf of             )
EEIF CZECH N.V.                            )

EXECUTED and DELIVERED                     )
as a DEED for and on behalf of             )
EMERGING EUROPE                            )
INFRASTRUCTURE FUND C.V.                   )


EXECUTED and DELIVERED                     )
as a DEED for and on behalf of             )
CLEARWAVE N.V.                             )

EXECUTED and DELIVERED                     )
as a DEED for and on behalf of             )
TELESYSTEM INTERNATIONAL                   )
WIRELESS INC.                              )